EXHIBIT 8.1

July 8, 2008

Marathon Acquisition Corp.

500 Park Avenue, Fifth Floor

New York, New York 10022

Re: Marathon Acquisition Corp.

Ladies and Gentlemen:

We are acting as special tax counsel to Marathon Acquisition Corp. (“Marathon”) in connection with its proposed merger with and into its wholly owned subsidiary GSL Holdings, Inc. (“GSL Holdings”), followed by the merger of Global Ship Lease, Inc. (“Global Ship Lease”) with and into GSL Holdings. You have requested our opinion as to certain United States federal income tax matters related to these transactions.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Agreement and Plan of Merger by and among Marathon Acquisition Corp., GSL Holdings, Inc., Global Ship Lease, Inc., and CMA CGM S.A. dated March 21, 2008 (the “Merger Agreement”), and the Registration Statement and amendments to such Registration Statement filed by Marathon on Form F-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”) and the Joint Proxy Statement / Prospectus of Marathon and GSL Holdings included therein (the “Prospectus”). We also have obtained such additional information as we have deemed relevant and necessary from representatives of and advisors to the parties to the Merger Agreement.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the assumptions, conditions and qualifications described under the captions “Risk Factors” and “Material U.S. Federal Income Tax Consequences” therein, we hereby confirm that the opinions of Akin Gump Strauss Hauer & Feld LLP with respect to United States federal income tax matters are those opinions attributed to Akin Gump Strauss Hauer & Feld LLP expressed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences.”

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement and to each reference to us and the discussions of advice provided by us under the heading “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP

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